As filed with the Securities and Exchange Commission on January 21, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVNET, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	2211 South 47th Street Phoenix, Arizona 85034 (Address of Principal Executive Offices Including Zip Code)	11-1890605 (I.R.S. Employer Identification No.)

AVNET, INC. DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
(Full Title of the Plans)

David R. Birk	Copies to:
Senior Vice President and General Counsel Avnet, Inc. 2211 South 47th Street Phoenix, Arizona 85034 (480) 643-2000	David I. Schiller, Esq. Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue, Ste 1100 Dallas, Texas 75201 (214) 698-3100

(Name and Address of Agent For Service)

(480) 643-2000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee

Deferred Compensation
Plan for Outside
Directors Obligations(2)	$1,500,000	100%	$1,500,000	$121.35
Phantom Share Units(3)	200,000	$23.58 (4)	$4,716,000	$381.52
Total			$6,216,000	$502.87

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	The Deferred Compensation Plan for Outside Directors Obligations are unsecured obligations of Avnet, Inc. to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Outside Directors, as amended.

(3)	Pursuant to Rule 416(a), this also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 457(i), such indeterminate number of shares of Common Stock as may be issuable upon payment of the Avnet, Inc. Deferred Compensation Plan for Outside Directors Phantom Share Units, including such additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(4)	The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average high and low prices for the Common Stock on January 13, 2004, which was $23.58.

INTRODUCTION

     This Registration Statement on Form S-8 is filed by Avnet, Inc., a New York corporation (the “Registrant” or “Company”), relating to up to (i) $1,500,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Deferred Compensation Plan for Outside Directors, as amended (the “Plan”), and (ii) 200,000 phantom share units (the “PSUs”) which are also unsecured obligations of the Registrant to pay deferred compensation, and which are valued based on the Registrant’s Common Stock, par value $1.00 per share (the “Common Stock”) and payable in shares of such Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Company has excluded from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 27, 2003, filed on September 16, 2003.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended October 4, 2003, filed on November 14, 2003.

3.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referenced above, which on the date this Form S-8 is filed are the Company’s Current Reports on Form 8-K bearing cover dates of July 14, 2003, July 30, 2003 and September 15, 2003.

4.	The description of the Common Stock set forth in the Company’s registration statement for such Common Stock filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant’s file number with the Commission is 1-4224.

Item 4. Description of Securities.

     Up to $1,500,000 of Plan Obligations and 200,000 PSUs are being registered under this Registration Statement, both of which are to be offered to certain eligible non-employee directors of the Registrant pursuant to the Plan. The Obligations and the PSUs are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time. The value of a PSU and the earnings credited thereon will be based on the value of Registrant’s Common Stock and will be payable in shares of such Common Stock. The Plan is administered by the Corporate Governance Committee of the Company’s Board of Directors (the “Committee”) or its designees.

     The Plan provides that a non-employee director may elect to have payment of all or any portion of his or her director’s compensation for the year deferred and to have payment of such portion made under the terms of the Plan. A participating non-employee director must specify by percentage (which must be an even multiple of 10%) (i) the portion of his or her director’s compensation that the non-employee director wishes to defer, and (ii) the manner and portions in which the deferred amounts are to be allocated to the non-employee director’s Plan account. A Plan account will be established for each non-employee director who defers compensation under the Plan and shall consist of two sub-accounts, one for the deferrals allocated to PSUs (the “PSU Portion”) and one for the deferrals allocated to cash (the “Cash Portion”). Any director’s compensation payable in the form of Common Stock (including restricted stock) and deferred under the Plan will be allocated solely to the PSU Portion of the non-employee director’s account and is not eligible for the Cash Portion of such account. Any deferral election made by a non-employee director and any election as to the allocation of such deferred amounts are irrevocable for the Plan year (but may be changed with respect to subsequent Plan years).

     Obligations will consist of dollar amounts allocated to the PSU Portion and the Cash Portion of each non-employee director’s account. The amounts will be credited as of the date on which said amounts would have been paid to the participant had the participant not elected to defer such amounts. The dollar amounts allocated to the PSU Portion of a participant’s account will be converted into PSUs by dividing the amount credited by the average market value (as defined in the Plan) of one share of Registrant’s Common Stock on the date such amount is credited. A participant’s interest in his or her account is fully vested and nonforfeitable at all times.

     As of each date on which the Company pays a dividend on its Common Stock, the PSU Portion of a non-employee director’s account will be credited with additional PSUs in accordance with the provisions of the Plan. As of the last day of each calendar month, the Cash Portion of the non-employee director’s account shall be credited with interest as provided in the Plan.

     The balances credited to the PSU Portion and the Cash Portion of a non-employee director’s Plan account shall be paid upon the non-employee director’s ceasing to serve on the Registrant’s Board of Directors for any reason. Payment will usually be made in 10 annual installments. However, a participant may, at least 24 months before ceasing to be a member of the Board, elect to receive the balances in a single lump sum payment, or in annual installments over a period of up to 10 years. Any such election may be revoked, and a new election made, provided that it is filed with the Committee at least 24 months before the participant ceases to be a member of the Board.

     Subject to the provisions of the Plan, the payment of account balances, whether paid in installments or in a single lump sum payment, will be made (i) in cash, with respect to the Cash Portion of a participant’s Plan account, and (ii) in shares of Common Stock, with respect to whole units of PSUs in the PSU Portion of a participant’s account. Any fractional PSUs will be paid in cash according to the terms of the Plan.

     The number and kind of shares represented by PSUs will be appropriately adjusted in the event of stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, combinations of shares or similar capital adjustments affecting the Common Stock.

     With the consent of the Committee, a participant may receive all or any portion of his or her account upon any earlier date than the date on which payment is to be made (as discussed above) on account of an unforeseeable emergency. The amount that may be so paid may not exceed the amount necessary to meet such emergency.

     The entire unpaid balance of a non-employee director’s account will become immediately due and payable in the event of a change in control (as defined in the Plan). Such payment will be made in a single lump sum payment as soon as practicable after the occurrence of such change in control.

     A participant’s right to payments cannot be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the participant or his or her beneficiary, and pass only to a survivor beneficiary or, if there is no such beneficiary, to the participant’s estate under the terms of the Plan, or as directed by the Committee.

     The Registrant or, under certain circumstances, the Committee may, with prospective or retroactive effect, amend, suspend or terminate the Plan at any time, except that no such amendment shall adversely affect a participant’s rights to receive payment of any amounts or shares of Common Stock under the terms of the Plan as of the date of such amendment without the participant’s consent.

Item 5. Interests of Named Experts and Counsel.

     Certain matters with respect to the Obligations and PSUs being registered hereunder are being passed upon by David R. Birk, Esq., whose opinion is filed as Exhibit 5.1 to this Registration Statement. Mr. Birk is Senior Vice President and General Counsel of the Registrant and the beneficial owner of 211,809 shares of the Registrant’s Common Stock, including 201,250 shares issuable upon exercise of employee stock options.

Item 6. Indemnification of Directors and Officers.

     Section 6.6 of the Registrant’s By-laws provides as follows:

     The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of any other enterprise which any director or officer of the Corporation served in any capacity, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served such other enterprise in any capacity at the request of the Corporation. Expenses incurred by any such person in defending any such action or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action or proceeding promptly upon receipt by it of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied on it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

     Section 721 of the New York Business Corporation Law (the “B.C.L.”) provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if “a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.”

     The rights granted under section 6.6 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made, or threatened to be made, a party to an action by or in the right of such corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L. Section 722(c)).

A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L. Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is “successful, on the merits or otherwise,” in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

     A New York corporation may generally purchase insurance, consistent with the limitation of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors’ or officers’ acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726).

     The Registrant’s directors and officers are currently covered as insureds under directors’ and officers’ liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Current Report on Form 8-K dated February 12, 2001)

4.2	By-laws of the Registrant, effective November 6, 2003 (incorporated herein by reference to Exhibit 3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 4, 2003, filed with the Commission on November 14, 2003)

5.1	Opinion of David R. Birk, Esq., Senior Vice President and General Counsel of Avnet, Inc.

10.1	Amended and Restated Avnet, Inc. Deferred Compensation Plan for Outside Directors

23.1	Consent of David R. Birk, Esq. (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Grant Thornton LLP

23.4	Notice Regarding Consent of Arthur Andersen LLP

24.1	Powers of Attorney

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on January 21, 2004.

AVNET, INC.

By:	/s/ Raymond Sadowski

Name:	Raymond Sadowski
Title:	Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 21, 2004, by the following persons in the capacities indicated:

Signature	Title

*	Chairman of the Board, Chief Executive Officer and Director
Roy Vallee

*	Director
Eleanor Baum

*	Director
J. Veronica Biggins

*	Director
Lawrence W. Clarkson

*	Director
Ehud Houminer

*	Director
James A. Lawrence

*	Director
Ray M. Robinson

*	Director
Frederic Salerno

*	Director
Gary L. Tooker

Signature	Title

/s/ Raymond Sadowski Raymond Sadowski	Senior Vice President and Chief Financial Officer

/s/ John F. Cole John F. Cole	Controller and Chief Accounting Officer

*By:	/s/ Raymond Sadowski

Raymond Sadowski Attorney-in-Fact

EXHIBIT INDEX

Sequentially
Exhibit No.	Description	Numbered Page

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Current Report on Form 8-K dated February 12, 2001)	N/A

4.2	By-laws of the Registrant, effective November 6, 2003 (incorporated herein by reference to Exhibit 3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 4, 2003, filed with the Commission on November 14, 2003)	N/A

5.1	Opinion of David R. Birk, Esq., Senior Vice President and General Counsel of Avnet, Inc.

10.1	Amended and Restated Avnet, Inc. Deferred Compensation Plan for Outside Directors	N/A

23.1	Consent of David R. Birk, Esq. (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Grant Thornton LLP

23.4	Notice Regarding Consent of Arthur Andersen LLP

24.1	Powers of Attorney